Exhibit 4.30

Lease Agreement

Lessor: Junrong Capital Holdings Limited (Party A)

Unified Social Credit Code: XXXXXXXXXXXXXXXXX

Leasee: Lixin (Hangzhou) Asset Management Co., Ltd. (Party B)

Unified Social Credit Code: XXXXXXXXXXXXXXXXX

Article 1 Property

1.1 The leased property is located on the first floor of No. 147 Ganshui lane, Shangcheng District, Hangzhou, with a construction area of 145.06 square meters and a courtyard and terrace of 42.07 square meters.

1.2 Party B understands the state of the house and is willing to perform its obligations as stipulated in the contract.

Article 2 Lease Use

2.1 Party B leases the above property for office use only.

2.2 During the lease period, Party B needs to obtain Party A ’s consent to change use of the property

2.3 Party B must engage in legal business activities.

Article 3 Lease Term

3.1 The lease term is six months, and the contract lease period is from February 18, 2020 to August 17, 2020.

3.2 Upon expiration of the lease term, Party B shall have the priority to renew the lease under the same conditions.

Article 4 Property rent, security deposit, payment method

4.1 Property rent

4.1.1 The rent of the property in the first contract year is: the unit price of the construction area is RMB 5 yuan / day / square meter, and the unit price of the courtyard and terrace area is RMB 2.76 yuan / day / square meter.

4.1.2 During the lease period, the rent is paid every six months. Party B shall pay the first rent within ten days after the contract becomes effective.

4.1.3 Party B fails to pay the rent as agreed, and Party A has the right to cancel the contract unilaterally.

4.1.3 If Party B fails to pay the property rent, property fees and utilities, it shall pay a late fee to Party A at a rate of three thousandths of the fee payable each day. If Party B fails to pay the rent and property fees after 15 days, Party A has the right to recover the property and unilaterally terminate the contract.

4.1.4 Party B shall bear various operating expenses and property management fee on its own.

4.1.5 Party B shall obey the management of Party A or the property management company designated by Party A.

4.1.6 Water, electricity and other expenses shall be borne according to the actual use.

4.2 Payment method

4.2.1 Party B shall pay the contract deposit, rent and property management fee by transfer or mailing a check.

Article 5 Property use requirements and maintenance responsibilities

5.1 The property and auxiliary equipment leased by Party B. Party B shall be responsible for daily maintenance and repair, and Party B shall bear the cost.

5.2 If Party B wants to add equipment and expand power, etc., it must obtain the consent of Party A.

5.3 During the lease period, due to improper use or artificial reasons caused by Party B, resulting in damage or failure of the property or equipment, Party B is responsible for maintenance and bear the cost.

5.4 Party B is responsible for the internal decoration by itself, and the overall structure must not be damaged during the decoration.

5.5 Party B shall not build temporary buildings outside the property.

5.6 Party A has the right to temporarily stop using any facilities due to the needs of maintenance and inspection, but Party B shall be notified in writing in advance, and Party B shall cooperate.

5.7 During the lease period, Party B shall do a good job in fire safety and other tasks in accordance with the regulations of the relevant departments.

Article 6 Sublet and lease renewal

6.1 During the lease period, Party B shall not sublet or sublet.

6.2 After the lease term expires, Party A has the right to recover the leased property unconditionally.

6.3 If Party B does not make a request for renewal, it shall be deemed that Party B has given up the lease renewal.

Article 7 Return of leased property

7.1 Return date and scope of use

7.1.1 Party B should return the property before the end of the lease period

7.1.2 Except for the expiration of the lease term and normal termination, if Party A or Party B unilaterally terminates the contract, Party B shall return the leased property within 10 days from the date of early termination or termination of the contract.

7.2 Return status and attribution of decoration and ancillary facilities and equipment.

7.2.1 After the contract expires, Party B can take away the additional equipment. The non-removable equipment belongs to Party A free of charge.

7.2.2 Party B shall bear all costs that cannot be restored.

7.3 Consequences of late return

7.3.1 If the property is not returned within 10 days after the due date, Party A has the right to take measures to recover the property.

7.3.2 If Party B returns the leased property after the due date, in addition to paying the rent according to the contract standard, Party B shall also pay the occupation fee at twice the basic rent.

Article 8 Modification, cancellation and termination of contracts

8.1 During the lease period, if the terms of the contract need to be changed, both parties shall negotiate and sign in writing.

8.2 The contract cannot be performed due to force majeure, and both parties are not liable for breach of contract.

8.3 If the contract is terminated early due to national policy, both parties shall not be liable for breach of contract.

Article 9 Liability for breach of contract

The breaching party pays a penalty of 30% of the rent.

Article 10 Application of law

If the negotiation fails, the people's court where the property is located shall sue.

Article 11 Others

11.1 Documents mailed to the contract address by Party A shall be deemed to be served within three days from the date of mailing.

11.2 The unfinished matters will be negotiated separately by both parties.

11.3 The contract becomes effective after being sealed. Two copies of the same contract, each holding one copy.

Party A: Junrong Capital Holdings Limited	Party B: Lixin (Hangzhou) Asset Management Co., Ltd.

Legal representative: Zhang Jingxian	Legal representative: Zhu Jialin

Authorized agent:	Authorized agent:

Date:	Date:

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